PROVINCE OF MANITOBA
NOTES TO THE QUARTERLY FINANCIAL REPORT
FOR THE THREE MONTHS – APRIL TO JUNE 2004

This report presents the unaudited financial results of the Province of Manitoba for the first quarter of the 2004/05 fiscal year.

The report is based on the organizational structure of departments established in the 2004/05 Estimates, including a change in the capital accounting policy to allow for capitalization of infrastructure. The comparative data provided for the 2003/04 fiscal year has been restated to reflect the current organizational structure of departments as well as the change in accounting policy.

FIRST QUARTER – ACTUAL TO ESTIMATE

The first quarter result of a net expenditure (excess expenditure over revenue) of $259.9 million was $14.4 less than the projection of $274.3 million. The net decrease is due to a combined result of expenditures for the first quarter being $9.3 million less than estimated and revenue being $5.1 million more than anticipated. Actual program expenditures were $20.5 million less than projected while public debt costs were $11.2 million higher than projected. The variances result primarily from differences in the timing of expenditures or receipts.

FIRST QUARTER COMPARED TO PREVIOUS YEAR’S RESULTS

Total revenues were $32.0 million more than the same period last year, primarily due to higher own source revenue. Government of Canada revenue was less than last year primarily due to a budgeted net decrease in federal transfers.

Total expenditures were $76.9 million higher than the previous year with the largest increases occurring in the departments of Health, Family Services and Housing and Education, Citizenship and Youth.

In total, the first quarter net expenditure was $44.9 million higher than for the same period last year.

CAPITAL INVESTMENT

Departmental expenditures for tangible capital assets were $15.7 million, $3.6 million less than estimated primarily due to timing variances. Expenditures were $2.6 million higher than for the same period last year. As noted previously, the 2003/04 capital investment expenditures were restated to reflect capitalization of infrastructure in 2004/05.

DEBT/PENSION REPAYMENT

The 2004 Budget provides for a $96.4 million contribution to the Debt Retirement Fund. As required by the balanced budget legislation, an allocation committee determines the share of those funds directed to pension or general purpose debt. In the 2004 Budget plan, the 2004/05 allocation is $75.0 million to the pension liability and $21.4 for general purpose debt. The debt retirement provisions of the Act also require that at least once every five years the Fund be collapsed and all amounts be allocated to the Province of Manitoba Sinking Fund (debt) or to the Pension Asset Fund. Therefore $202.0 million has been applied against general purpose debt, comprised of the $180.6 million opening Fund balance plus $21.4 million from the 2004/05 allocation.

Province of Manitoba - Financial Quarterly

YEAR END PROJECTION

A $3.0 million positive balance was projected in the 2004 Budget. At the end of the first quarter this projection remains unchanged. More complete information on revenues and expenditures available for the second quarter financial report will provide the basis for a revised year-end projection.

FISCAL STABILIZATION FUND

The 2004 Budget indicated no draw on the Fund for the current year and the Fund is projected to have a balance of $123.4 million at the end of the fiscal year. The status of the Fiscal Stabilization Fund is provided on page 12.

BORROWING ACTIVITY

The original estimate of borrowing requirements identified in the 2004 Budget was $2,336.3 million including refinancing, funding for Manitoba Hydro, capital investments, Health’s capital programs and new self sustaining requirements.

For the period April 1, 2004 to June 30, 2004, $223.6 million was raised through the issue of Builder Bonds and $756.7 million was raised in the public market.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE AND EXPENDITURE
FOR THE THREE MONTHS ENDED JUNE 20, 2004
(with comparative figures for June 30, 2003)
(UNAUDITED)

2003/04	2004/ 05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Revenue
1,020,235	1,063,674	43,439	Own Source Revenue	1,063,674	1,072,880	(9,206)
608,772	597,333	(11,439)	Government of Canada	597,333	583,007	14,326

1,629,007	1,661,007	32,000	Total Revenue	1,661,007	1,655,887	5,120

			Expenditure
1,777,326	1,847,549	70,223	Program Expenditure	1,847,549	1,868,003	(20,454)
66,691	73,411	6,720	Debt Servicing	73,411	62,214	11,197

1,844,017	1,920,960	76,943	Total Expenditure	1,920,960	1,930,217	(9,257)

(215,010)	(259,953)	(44,943)	Net Revenue/(Expenditure)	(259,953)	(274,330)	14,377

			Interfund Transfers
—	—	—	Debt/Pension Repayment	—	—	—
—	—	—	Fiscal Stabilization Fund	—	—	—

—	—	—	Total Interfund Transfers	—	—	—

			Balance Under Balanced Budget
(215,010)	(259,953)	(44,943)	Legislation	(259,953)	(274,330)	14,377

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE
FOR THE THREE MONTHS ENDED JUNE 30, 2004
(with comparative figures for June 30, 2003)
(UNAUDITED)

2003/04	2004/05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Taxation:
			Finance
427,604	454,200	26,596	- Individual Income Tax	454,200	454,200	—
71,580	80,748	9,168	- Corporation Income Tax	80,748	80,748	—
35,246	38,046	2,800	- Corporation Capital Tax	38,046	36,200	1,846
26,132	24,730	(1,402)	- Gasoline Tax	24,730	25,600	(870)
25,858	13,531	(12,327)	- Insurance Corporations Tax	13,531	13,585	(54)
4,477	4,710	233	- Land Transfer Tax	4,710	5,250	(540)
43,442	45,049	1,607	- Levy for Health and Education	45,049	46,600	(1,551)
7,054	11,600	4,546	- Mining Tax	11,600	11,600	—
10,211	10,905	694	- Motive Fuel Tax	10,905	11,400	(495)
173,641	175,249	1,608	- Retail Sales Tax	175,249	184,200	(8,951)
11,168	11,240	72	- Revenue Act, 1964, Part 1	11,240	12,400	(1,160)
32,207	34,977	2,770	- Tobacco Tax	34,977	37,100	(2,123)
535	538	3	- Environmental Protection Tax	538	560	(22)

869,155	905,523	36,368		905,523	919,443	(13,920)
			Industry, Economic Development & Mines
669	485	(184)	- Oil and Natural Gas Tax	485	573	(88)

869,824	906,008	36,184		906,008	920,016	(14,008)
			Other Revenue:
5,222	7,365	2,143	Justice	7,365	7,376	(11)
17,907	20,260	2,353	Water Stewardship - Water Power Rentals	20,260	17,628	2,632
63,000	56,000	(7,000)	Manitoba Lotteries Corporation	56,000	56,000	—
18,900	21,700	2,800	Manitoba Liquor Control Commission	21,700	20,000	1,700
45,382	52,341	6,959	Other Departments	52,341	51,860	481

150,411	157,666	7,255		157,666	152,864	4,802

1,020,235	1,063,674	43,439	Total Own Source Revenue	1,063,674	1,072,880	(9,206)

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE
FOR THE THREE MONTHS ENDED JUNE 30, 2004
(with comparative figures for June 30, 2003)
(UNAUDITED)

2003/04	2004/05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Government of Canada:
309,678	343,322	33,644	Equalization	343,322	332,508	10,814
190,074	200,508	10,434	Canada Health and Social Transfer (CHST)	200,508	200,508	—
90,678	—	(90,678)	- CHST Supplement	—	—	—
—	13,746	13,746	Health Reform Fund	13,746	13,746	—
			Other Health Funds
300	—	(300)	- Primary Health Care Transition Fund	—	—	—
1,523	1,300	(223)	- Medical Equipment Fund	1,300	1,000	300
—	1,025	1,025	- Diagnostic Medical Equipment Fund	1,025	829	196
—	14,618	14,618	- Public Health Immunization Fund	14,618	14,618	—

1,823	16,943	15,120		16,943	16,447	496
			Departments
983	4,009	3,026	- Family Services and Housing	4,009	3,932	77
929	3,716	2,787	- Health	3,716	929	2,787
14,607	15,089	482	- Other Departments	15,089	14,937	152

608,772	597,333	(11,439)	Total Government of Canada	597,333	583,007	14,326

1,629,007	1,661,007	32,000	Total Revenue	1,661,007	1,655,887	5,120

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF PART A – OPERATING EXPENDITURE
FOR THE THREE MONTHS ENDED JUNE 30, 2004
(with comparative figures for June 30, 2003)
(UNAUDITED)

2003/04	2004/05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
10,929	6,780	(4,149)	Legislative Assembly	6,780	6,685	95
772	757	(15)	Executive Council	757	775	(18)
8,159	7,430	(729)	Aboriginal and Northern Affairs	7,430	9,443	(2,013)
126,623	126,658	35	Advanced Education and Training	126,658	128,817	(2,159)
15,998	14,630	(1,368)	Agriculture, Food and Rural Initiatives	14,630	17,952	(3,322)
1,138	1,179	41	Civil Service Commission	1,179	1,243	(64)
27,664	27,501	(163)	Conservation	27,501	28,036	(535)
19,004	18,820	(184)	Culture, Heritage and Tourism	18,820	19,731	(911)
366,621	373,317	6,696	Education, Citizenship and Youth	373,317	372,989	328
13,323	12,764	(559)	Employee Pensions and Other Costs	12,764	13,348	(584)
12,630	13,100	470	Energy, Science and Technology	13,100	13,249	(149)
195,838	218,975	23,137	Family Services and Housing	218,975	219,002	(27)
36,161	36,428	267	Finance - Departmental Costs	36,428	36,525	(97)
66,691	73,411	6,720	Finance - Debt Servicing Costs	73,411	62,214	11,197
741,550	790,312	48,762	Health	790,312	786,208	4,104
3,990	4,602	612	Healthy Child Manitoba	4,602	4,865	(263)
4,599	5,087	488	Industry, Economic Development and Mines	5,087	4,945	142
28,594	24,865	(3,729)	Intergovernmental Affairs and Trade	24,865	30,811	(5,946)
50,770	53,309	2,539	Justice	53,309	52,828	481
7,531	7,395	(136)	Labour and Immigration	7,395	7,413	(18)
183	192	9	Seniors Directorate	192	196	(4)
2,722	2,815	93	Sport	2,815	2,787	28
85,013	87,578	2,565	Transportation and Government Services	87,578	91,109	(3,531)
9,051	9,666	615	Water Stewardship	9,666	9,424	242
479	348	(131)	Enabling Appropriations	348	601	(253)
7,984	3,041	(4,943)	Other Appropriations	3,041	9,021	(5,980)

1,844,017	1,920,960	76,943	Total Expenditure	1,920,960	1,930,217	(9,257)

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF PART B – CAPITAL INVESTMENT
FOR THE THREE MONTHS ENDED JUNE 30, 2004
(with comparative figures for June 30, 2003)
(UNAUDITED)

2003/04	2004/05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			General Assets
22	10	(12)	Conservation	10	169	(159)
—	3,435	3,435	Energy, Science and Technology	3,435	3,075	360
185	189	4	Family Services and Housing	189	178	11
148	13	(135)	Finance	13	38	(25)
94	213	119	Health	213	—	213
193	190	(3)	Justice	190	586	(396)
2,474	2,521	47	Transportation and Government Services	2,521	4,176	(1,655)
563	14	(549)	Other Appropriations	14	—	14

3,679	6,585	2,906	Total General Assets	6,585	8,222	(1,637)

			Infrastructure Assets
9,362	8,502	(860)	Transportation and Government Services	8,502	10,214	(1,712)
—	595	595	Water Stewardship	595	870	(275)

9,362	9,097	(265)	Total Infrastucture Assets	9,097	11,084	(1,987)

13,041	15,682	2,641	Total Capital Assets	15,682	19,306	(3,624)

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARANTEED DEBT OUTSTANDING
JUNE 30, 2004
(with comparative figures for March 31, 2004)
(UNAUDITED)

	Canadian Dollar	Canadian Dollar	Increase/(Decrease)
	Valuation	Valuation	June 30/04
	(Note 1)	(Note 1)	over
	June 30/04	Mar 31/04	Mar 31/04
	(thousands of dollars)
Direct Debt Payable in:
Canadian Dollars	13,095,880	12,643,097	452,783
Issues Hedged to Canadian Dollars	3,131,417	3,210,936	(79,519)
U.S. Dollars	2,278,680	2,227,850	50,830
Issues Hedged to U.S. Dollars	979,768	957,913	21,855

Total Direct Debt	19,485,745	19,039,796	445,949

Guaranteed Debt Payable in:
Canadian Dollars	671,488	910,083	(238,595)
U.S. Dollars	46,914	12,450	34,464

Total Guaranteed Debt	718,402	922,533	(204,131)

Total Direct and Guaranteed Debt (note 2)	20,204,147	19,962,329	241,818
Less: Sinking Fund Investments	4,804,382	4,810,997	(6,615)
Less: Debt Retirement Fund	—	180,325	(180,325)

Net Direct and Guaranteed Debt (note 3)	15,399,765	14,971,007	428,758

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARANTEED DEBT OUTSTANDING
JUNE 30, 2004
(with comparative figures for March 31, 2004)
(UNAUDITED)

NOTES:

1.	The Canadian Dollar Valuation is calculated using the foreign currency exchange rates in effect at June 30, 2004 and March 31, 2004. As at June 30, 2004, the US dollar exchange rate was $1.3404 ($1.3105 at March 31, 2004).

2.	Direct and Guaranteed Debt are payable in Canadian and U.S. dollars. As at June 30, 2004, total Gross Debt was payable 84% in Canadian dollars and 16% in U.S. dollars. Of this total, General Government Program Debt and Other Debt was 100% payable in Canadian dollars. Manitoba Hydro Debt was payable 55% in Canadian dollars (57% at March 31, 2004) and 45% in U.S. dollars (43% at March 31, 2004).

3.	The above debt was issued for the following purposes:

	June 30, 2004		March 31, 2004
	($ Thousands)	($ per capita)	($ Thousands)	($ per capita)
		(Note 4)		(Note 4)
General Government Programs	6,468,026	5,529	6,315,125	5,405
The Manitoba Hydro-Electric Board	6,863,765	5,867	6,648,603	5,691
Capital Investments	324,515	277	321,284	275
Manitoba Hospital Facilities	539,000	461	499,000	427
Other	1,204,459	1,030	1,186,995	1,016

Total (Note 5)	15,399,765	13,164	14,971,007	12,814

4.	Per Capita data is based upon population figures as at July 1, 2004 and April 1, 2004 as reported by Statistics Canada.

5.	General Government Program Debt increased by $152.9 million due to the funding of disaster related items and the prefunding of maturing debt offset by the net annual contribution to the Debt Retirement Fund. All other debt increased $275.8 million due to the continued consolidation of Hospital Facilities debt on to the Province’s records, Provincial Part B Capital requirements and Manitoba Hydro’s new capital requirements together with the impact of a weaker Canadian dollar. Manitoba Hydro’s U.S. dollar revenues are sufficient to pay the interest and principal on all outstanding U.S. debt.

6.	Manitoba’s net general purpose debt to GDP ratio is projected to be 15.8% in 2004/05, down from 16.4% in the 2003/04 Preliminary Year-End Financial Report, and from 20.3% in 1999/2000.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
DEBT RETIREMENT FUND
PROJECTION FOR THE YEAR ENDED MARCH 31, 2005
(with comparative figures for March 31, 2004)
(UNAUDITED)

	2004/05	2003/04
	Projection (1)	Actual (2)
	(thousands of dollars)
Fund Balance, Beginning of Year	180,325	151,850

Revenue:
Interest Earnings	962	7,118
Transfer from Operating Fund	96,357	96,357

	97,319	103,475

Expenditure:
Transfer to Operating Fund for:
- Pension Obligation (3)	(75,000)	(75,000)
- Sinking Fund Obligation (4)	(201,974)	—

Fund Balance, End of Year	670	180,325

Notes:

(1)	Based on projection included in the 2004 Budget

(2)	Based on 2003/04 Preliminary Year-End Financial Report

(3)	The actual allocation of funds for 2004/05 will be determined by the Allocation Committee as per Balanced Budget, Debt Repayment and Taxpayer Accountability Act.

(4)	Based on debt retirement provision of the Act that at least once every five years, the Fund be collapsed and all amounts allocated to the Sinking Fund or Pension Assets Fund.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
PENSION ASSETS FUND
FOR THE YEAR ENDED MARCH 31, 2005
(with comparative figures for March 31, 2004)
(UNAUDITED)

	2004/05	2003/04
	Projection (1)	Actual (2)
	(thousands of dollars)
Fund Balance, Beginning of Year	267,157	150,707

Revenue:
Interest Earnings	18,000	38,451
Transfer from Debt Retirement Fund (3)	75,000	75,000
Transfer from Departments and Crown Corporations	4,000	2,999

	97,000	116,450

Fund Balance, End of Year	364,157	267,157

Notes:

(1)	Based on projection included in the 2004 Budget

(2)	Based on 2003/04 Preliminary Year-End Financial Report

(3)	The actual allocation of funds for 2004/05 will be determined by the Allocation Committee as per the Balanced Budget, Debt Repayment and Taxpayer Accountability Act.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
FISCAL STABILIZATION FUND
PROJECTION FOR THE YEAR ENDED MARCH 31, 2005
(with comparative figures for March 31, 2004)
(UNAUDITED)

	2004/05	2003/04
	Projection	Actual (1)
	(thousands of dollars)
Fund Balance, Beginning of Year	118,048	235,514

Revenue
Interest Earnings	2,319	3,551

Interfund Transfers (2)
Transfer to the Operating Fund	—	(126,700)
Transfer from the Operating Fund	3,000	5,683
- Re: Year-End Surplus

	3,000	(121,017)

Fund Balance, End of Year	123,367	118,048

Notes:

(1)	Based on 2003/04 Preliminary Year-End Financial Report

(2)	Based on projection included in the 2004 Budget

Province of Manitoba – Financial Quarterly